Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2017, is by and among NSAV Holding, Inc., a newly formed Delaware corporation (“NSAV Holding”), Net Savings Link, Inc. (the “Predecessor” or “Net Savings”), now a Delaware corporation and hereby becoming a wholly-owned subsidiary of NSAV Holding, and NSAV Services, Inc. (“Merger Sub”), a Delaware corporation and prior to the effectiveness of this Agreement, being a wholly-owned subsidiary of NSAV Holding.

RECITALS

WHEREAS, the purpose of this Agreement, and the transactions contemplated by this Agreement, is to create a new holding company structure and Net Savings and Merger Sub have been formed for the purpose of effecting this new holding company structure;

WHEREAS, the respective Boards of Directors of NSAV Holding, Net Savings and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its stockholders;

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Predecessor in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), whereupon the separate existence of Merger Sub shall cease and NSAV Holding shall be a surviving entity with Net Savings Link, Inc. also surviving and emerging as the subsidiary NSAV Holding, Inc.;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties hereto that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with Section 251(g) of the DGCL, Merger Sub shall be merged with and into the Predecessor at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Predecessor shall continue as the surviving entity (sometimes herein referred to as the “Surviving Entity”), becoming a direct wholly-owned subsidiary of NSAV Holding, which shall also survive and become the publicly traded company, as the successor issuer.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4.1, NSAV Holding shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as required by the DGCL. The Merger shall become effective as provided in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, the Predecessor and Merger Sub shall vest in the Surviving Entity, and (ii) all liabilities and obligations of the Predecessor and Merger Sub shall become the liabilities and obligations of the Surviving Entity. The vesting of such rights, title, liabilities and obligations in the Surviving Entity shall not be deemed to constitute an assignment or an undertaking or attempt to assign such rights, title, liabilities and obligations. Thereafter, the successor issuer and parent corporation shall be and remain “NSAV Holding, Inc” and the surviving entity of the merger shall be and remain, “Net Savings Link, Inc.,” the Predecessor and wholly-owned subsidiary of NSAV Holding.

Section 1.3 Organizational Documents.

(a) Each Participant in this Agreement and the Merger. In accordance with Section 251(g) of the DGCL, each participant agrees to cooperate in the filing of an amended and restated certificate of incorporation of for each participant (substantially in the form set forth as Exhibit B hereto, with the Delaware Secretary prior to the Effective Time to be effective prior to and as of the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 1.3(b) of this Agreement) containing provisions identical to those in the Certificate of Incorporation, as may be amended from time to time of the Predecessor immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL. Each participant acknowledges that it has adopted bylaws identical, in all material respects, to that of the Predecessor effective prior to and as of the Effective Time.

(b) Surviving Entity.

(i) At the Effective Time, the certificate of incorporation of NSAV Holding in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of “NSAV Holding, Inc” while Net Savings Link, Inc. shall also survive and become becoming a wholly-owned subsidiary of NSAV Holding, until otherwise thereafter amended as provided therein or by the DGCL.

(ii) In accordance with Section 251(g) of the DGCL, at the Effective Time, the NSAV Holding Bylaws shall be amended and restated in the form identical, in all material respects, to that of the Predecessor and, as so effectuated, shall continue in full force and effect, until otherwise thereafter amended as provided therein or by the DGCL.

Section 1.4 Directors and Officers of the Surviving Entity. From and after the Effective Time, the members of the board of directors of NSAV Holding and of the Surviving Entity shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Entity shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office as provided in the Certificate and Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.5 Directors and Officers of each participating company. From and after the Effective Time, the directors of each participating company shall be the same persons, immediately prior to the Effective Time, and immediately thereafter and until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NSAV Holding, Net Savings, Merger Sub or any holder of any securities of the foregoing entities:

(a) Each share (or fraction of share, as applicable) of common stock, par value $0.00001 per share, Series A Preferred Stock or Series B Preferred Stock, as the case may be of the Predecessor (the “Predecessor Stock”), outstanding or held in treasury immediately prior to the Effective Time, shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $0.00001 per share or Series A Preferred Stock or Series B Preferred Stock, as the case may be, of NSAV Holding (the “NSAV Holding, Inc. Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of the Predecessor Stock being converted in the Merger. Each outstanding right to acquire Predecessor Stock which is fully accrued, matured and without condition precedent, immediately prior to the Effective Time shall be converted into a right to acquire NSAV Holding, Inc. Stock on the same terms and conditions as the right to acquire Predecessor Stock being converted in the Merger, to the exclusion of any rights or obligations that may be associated with a convertible financial instrument, which such rights shall remain, intact, with respect to the Predecessor, and the Predecessor shall remain obligated in all respects thereto, including with regard to rights of conversion with respect thereto.

(b) Each share of Predecessor Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(c) Each share of Merger Sub common stock, par value $0.00001 per share, held by NSAV Holding immediately prior to the Effective Time shall automatically convert into 1 share of common stock, par value $0.00001 per share, of the Surviving Entity.

Section 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of Net Savings Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of NSAV Holding Stock into which the shares of Net Savings Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. The registered owner on the books and records of Net Savings or its transfer agent of any outstanding stock certificate, until such certificate shall have been surrendered for transfer or otherwise accounted for to NSAV Holding or its transfer agent, shall be entitled to exercise any voting and other rights with respect to the applicable shares of NSAV Holding Stock into which the shares of Net Savings Stock have been converted as provided in this Agreement.

ARTICLE 3

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 3.1 Post-Effective Amendments. It is the intent of the parties that NSAV Holding, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings of Net Savings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, NSAV Holding will file post-effective amendments to Net Savings’s currently effective registration statements, if any, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.2 Reservation of Shares. On or prior to the Effective Time, NSAV Holding will reserve sufficient shares of NSAV Holding Stock to provide for the issuance of NSAV Holding Stock to satisfy NSAV Holding’s obligations under this Agreement.

Section 3.3 Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger to constitute a tax-free reorganization within the meaning of Section 368 of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken.

ARTICLE 4

CONDITIONS TO MERGER

Section 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE 5

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of NSAV Holding, Net Savings or Merger Sub. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of any such participant, by reason of this Agreement.

Section 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 6.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.3 Further Assurances. From time to time, and when required by Net Savings, NSAV Holding and/or Merger Sub shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and NSAV Holding and/or Merger Sub shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity or NSAV Holding, as applicable the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Net Savings, NSAV Holding and/or Merger Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of each participant are authorized fully in the name and on behalf of such participant, as applicable, or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 6.6 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of any class of stock whatsoever, in connection with the Merger.

Section 6.7 Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NSAV Holding, Inc., a Delaware corporation

By:	/s/ James Tilton
Name:	James Tilton
CEO and President

Net Savings Link, Inc., a Delaware corporation

By:	/s/ James Tilton
Name:	James Tilton
CEO and President

NSAV Services, Inc., a Delaware corporation

By:	/s/ James Tilton
Name:	James Tilton
CEO and President